UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

HANDHELD ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 Bryant Street, Suite 403 San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets

On November 13, 2006, Handheld Entertainment, Inc. (‘‘HHE’’) consummated the acquisition (the ‘‘Acquisition’’) of all of the membership interests of Dorks, LLC (‘‘Dorks’’), pursuant to a Membership Interest Purchase Agreement (the ‘‘Purchase Agreement’’), dated as of November 13, 2006, by and among HHE, Zeus Promotions, LLC (‘‘Zeus’’), and John Kowal.

The consideration paid in the Acquisition (which was determined as a result of arms’-length negotiations and which was based upon an analysis of Dorks current and projected business activity in addition to comparable companies and transactions) consisted of a combination of cash in the amount of $500,000 and a five-year $1 million secured convertible promissory note in favor of Zeus that is convertible into 750,751 shares of the company’s common stock (the ‘‘Note’’). The Note is secured by a security agreement creating a lien on certain assets of Dorks.

In connection with the Purchase Agreement, John Kowal entered employment agreement with HHE effective as of the closing of the acquisition of Dorks and continuing until June 30, 2009. Mr. Kowal will receive a base salary of $20,000 per year and bonus compensation determined according to specific performance goals. Such bonus compensation is payable in shares of HHE’s common stock.

HHE has granted Zues and Mr. Kowal standard ‘‘piggy-back’’ registration rights with respect to any shares of common stock issued upon conversion of the Note or shares issued to Mr. Kowal as bonus compensation.

Dorks.com is a rapidly growing, leading aggregator of user-generated content that attracts as many as 1 million unique visitors each month. Launched in November 2005, Dorks.com generates more than 110,000 unique page views each day and attracted more than 850,000 unique visitors in October, with a high of 1 million unique visitors in May 2006. Individuals from all over the world have submitted videos to Dorks.com.

Item 2.03    Creation of a Direct Financial Obligation

As disclosed on Item 2.01, HHE issued the Note in the principal amount of $1 million bearing interest at 4.7% per annum as part of the purchase price for the Acquisition. The outstanding and unconverted principal amount of the Note is due on December 31, 2011 (the ‘‘Maturity Date’’). The entire outstanding and unconverted principal may become due and payable prior to Maturity Date upon the occurrence of certain events of default including, but not limited to, (i) failure to pay interest and principal when due, (ii) the insolvency of HHE, and (iii) the filing against HHE of any involuntary petition under any bankruptcy statutes.

HHE may prepay the entire outstanding amount due under the amount any time prior to the Maturity Date upon 30 days written notice to Zeus. At any time after HHE has registered the shares of common stock issuable upon conversion of the Note, HHE may force the conversion of the outstanding principal amount of the Note upon notice to Zeus (the ‘‘Conversion Notice’’) provided that average of the closing prices of the HHE’s common stock in the five days preceding the Conversion Notice equals or exceeds $2.664 and the average daily trading volume for the common stock in the 30 day period preceding the Conversion Notice equals or exceeds 100,000 shares per day.

The description of the agreements discussed herein is qualified in its entirety by reference to the agreements filed as exhibits hereto.

Item 8.01    Other Events

On November 14, 2006, HHE issued a press release announcing the Acquisition, which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description of Exhibit
2.1	Membership Interest Purchase Agreement by & among Handheld Entertainment, Inc., Zeus Promotions, LLC, and John Kowal
10.1	4.7% Secured Convertible Promissory Note
10.2	Registration Rights Agreement
10.3	Employment Agreement with John Kowal
10.4	Security Agreement
99.1	Press release dated November 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDHELD ENTERTAINMENT, INC.
Dated: November 16 , 2006	By:	/s/ Jeff Oscodar Name: Jeff Oscodar Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Membership Interest Purchase Agreement by & among Handheld Entertainment, Inc., ZEUS Promotions, LLC, and John Kowal
10.1	4.7% Secured Convertible Promissory Note
10.2	Registration Rights Agreement
10.3	Employment Agreement with John Kowal
10.4	Security Agreement
99.1	Press release dated November 14, 2006.